Exhibit 99(a)



             CACI Completes Acquisition of IMS Technologies, Inc.

      -- Transaction expected to bring approximately $21M in revenue and at least $0.05 earnings per share for the first full year --

Arlington, Va. -- CACI International Inc (NASDAQ: CACI) announced today that they had acquired IMS Technologies, Inc. (IMS) for $6.5 million in cash. The agreement also calls for the payment of consulting fees of $1.5 million over 3 years to four founders of IMS. The transaction was effective January 1, 1996.

IMS has approximately 375 employees, and generates approximately $21 million per year in revenue. IMS solves complex management and technical problems through the effective use of information systems and services. Specialty areas include re-engineering, telecommunications, multi-media data management, mission support and full systems life cycle management. IMS provides a wide range of computer services including consulting, programming, communications design and installation, software development and systems integration for a variety of applications. These services are provided to the U.S. Navy, the Departments of Justice and Education, the Drug Enforcement Agency, the Social Security Administration and the IRS. IMS is headquartered in Rockville, MD and has major offices in Dahlgren, VA, Arlington, VA, New Orleans, LA, and Cherry Point, NC. Based upon current forecasts, the acquisition should provide at least $0.05 in earnings per share during the first full year of operations. The acquisition will be financed through CACI's line of credit.

CACI Chairman and CEO Dr. Jack London said, "We are extremely pleased to have the people of IMS Technologies join CACI. They are well management, and have received numerous technological achievement awards. We are optimistic that IMS will make a significant contribution to our future growth." Dr. London also noted, "The addition of IMS is a continuation of our business plan calling for synergistic, anti-dilutive niche acquisitions. Along with Automated Sciences Group, Inc. in September 1995, this is our second acquisition this year. We will now be looking for additional deals in the back half of our fiscal year (ending June 30, 1996)."

CACI is an international information technology products and services corporation. The company specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide.

                                    *****

For further information contact:    Jeff Elefante, CACI International Inc
                                    (703) 841-7800

                                    Douglas Poretz, Douglas Poretz, Ltd.
                                    (703) 506-1778